EXHIBIT 99.1

Financial Contact:

Michael J. Casey

Chief Financial Officer

MAPICS, Inc.

(678) 319-8359

mike.casey@mapics.com

MAPICS REPORTS IMPROVED FINANCIAL RESULTS

FOR SECOND FISCAL QUARTER 2004

License Revenue Increases 13% Year-Over-Year

ATLANTA (April 29, 2004) - MAPICS, Inc. (Nasdaq/NM: MAPX) announced results for its second fiscal quarter ended March 31, 2004.

Key quarterly highlights (versus year-ago period) for MAPICS include:

•	License contract volume increased by 34% to $11.3 million from $8.5 million.

•	License revenue increased by 13% to $11.7 million from $10.3 million.

•	Services revenue increased by 16% to $32.3 million from $27.8 million.

•	Total revenue increased by 16% to $44.0 million from $38.1 million.

•	GAAP earnings increased to $0.08 per share from a loss of $0.07 per share.

•	Cash flow from operating activities was $10.9 million.

•	Debt repaid during the quarter was $5.0 million.

The Company reported GAAP net income for its second fiscal quarter of $2.1 million, or $0.08 per share (diluted) compared to a net loss of $1.5 million or $0.07 per share (diluted) in the prior year. The increase in diluted shares to 26.1 million in the second quarter of 2004 from 20.4 million in 2003 results primarily from shares issued in connection with the Frontstep acquisition. The Company also reported adjusted earnings for the second quarter of $2.4 million or $0.09 per share compared to an adjusted loss of $1.3 million or $0.06 per share for the same period last year. The Company is providing adjusted earnings as additional information regarding the Company’s operating results. Adjusted earnings represent income before restructuring, net of income taxes. The Company believes that this presentation of adjusted earnings provides useful information to investors to help identify financial and business trends related to the Company’s results of operations.

“The second quarter featured continued strength in market acceptance of our SyteLine 7 solution and a more than 50% increase in our i-Series license volume over the prior quarter,” remarked Dick Cook, president and chief executive officer. “We are particularly pleased with the strength of our cash flow, some of which can be attributed to our continuous focus on customer satisfaction and retention.”

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MAPICS, Inc. / 1000 Windward Concourse Parkway, Suite 100 / Alpharetta, GA 30005 / (678) 319-8000

MAPICS, Inc. Reports Second Quarter Earnings

April 29, 2004

Other key quarterly highlights for MAPICS include the following:

•	Signed 52 new customer accounts during the quarter compared to 37 new accounts in the same quarter last year. New accounts included Eli Lilly & Co., Zoeller Pump Company, Moretz, Inc., Strix Group Limited, Arbomex S.A. de C.V., Triplex Component Group Limited and A & L Windows.

•	Expanded partnerships with existing strategic customers such as Goodman Manufacturing, Roper Industries and THK Co. Ltd.

•	Localized SyteLine 7 solutions were delivered in France, Germany, Mexico, Japan and Italy.

•	Enrollment in 2004 MPower Customer Conference is proceeding at a record pace.

Business Outlook For Fiscal 2004

The Company believes that the market is improving in certain manufacturing segments and in several geographies. As a result, it anticipates greater license volume from its SyteLine solution as it is introduced into more markets. MAPICS is very encouraged by these developments and plans to further invest in its products and channel to capitalize on these trends. As a result, the Company now anticipates adjusted earnings for the fiscal year to range between $0.43 to $0.48 per share (diluted) and total revenues between $170 million and $180 million.

About MAPICS

MAPICS is one of the largest global solutions provider focused exclusively on manufacturing. Building on more than 25 years of industry experience and proven success, MAPICS helps manufacturers be world class by gaining market share, operating at peak efficiency, and exceeding customer expectations. MAPICS solutions include software – extended ERP, CRM, and supply chain management – and professional services. The solutions are implemented on the two industry-leading technology platforms – Microsoft and IBM.

Headquartered in Atlanta, MAPICS has implemented solutions in more than 10,000 customer sites in more than 70 countries. For more information, visit www.mapics.com.

The live broadcast of MAPICS’ quarterly conference call will be available online at www.mapics.com or www.fulldisclosure.com on April 29, 2004, beginning at 5:00 p.m. (Eastern Daylight Time). The online replay will be available at approximately 7:00 p.m. (Eastern Standard Time) and continue for 30 days.

MAPICS is a trademark of MAPICS, Inc. The correct usage of the MAPICS name is all capitals.

Other brand and product names may be trademarks of their respective owners.

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MAPICS, Inc. Reports Second Quarter Earnings

April 29, 2004

Forward Looking Disclaimer and Quiet Period Notice

The statements regarding future financial performance are based on current expectations. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may occur after the date of this release and also assume some modest improvement in the relevant economic environment and in capital spending over the year.

MAPICS will make this press release containing its published financial expectations available on its web site at www.mapics.com. Beginning June 16, 2004, MAPICS will observe a “Quiet Period” during which MAPICS and its representatives will not comment concerning previously published financial expectations. Prior to the start of the Quiet Period, the public can continue to rely on the expectations published in this Business Outlook section as still being MAPICS current expectation on matters covered, unless MAPICS publishes a notice stating otherwise. The public should not rely on previously published expectations during the Quiet Period, and MAPICS disclaims any obligation to update any previously published financial expectations during the Quiet Period. The Quiet Period will extend until the date when MAPICS’ next quarterly earnings release is published, presently scheduled for the fourth week of July, 2004.

Statements in this press release or otherwise attributable to MAPICS regarding its business which are not historical fact including, without limit, those regarding future financial performance as contained in the Business Outlook section above, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Many factors could cause MAPICS actual results to differ materially from those expressed in the forward-looking statements including, without limit, the size and timing of license transactions and the mix of license revenue among our products, our ability to accurately forecast revenue, the effect of fluctuations in the economy including the effects of any outbreak of hostilities, the effect of economic conditions on the spending patterns of our customers, the ability to maintain adequate cash flow, the ability to successfully integrate acquisitions, the ability to maintain a satisfactory credit facility, the impact of competitive products and services, our relationship with our Affiliates and suppliers, the ability to improve sales, the ability to manage and reduce costs and expenses, the availability of qualified resources, the ability to develop and enhance products, and other risks detailed in the MAPICS Annual Report on Form 10-K and other filings with the SEC. MAPICS undertakes no obligation to revise or publicly update these forward-looking statements, whether as a result of new information, changed assumptions, or otherwise.

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MAPICS, Inc. Reports Second Quarter Earnings

April 29, 2004

MAPICS, Inc. and Subsidiaries

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Total revenue	$43,997	$38,083

Adjusted earnings (loss)*	$2,372	$(1,312)
Adjusted earnings per common share* (diluted)	$0.09	$(0.06)
Weighted average common shares (diluted)	26,054	20,435

Net income (loss)	$2,113	$(1,463)
Net income per common share (basic)	$0.09	$(0.07)
Weighted average common shares (basic)	23,424	20,435

Net income per common share (diluted)	$0.08	$(0.07)
Weighted average common shares (diluted)	26,054	20,435

	Six Months Ended March 31,
	2004	2003
Total revenue	$87,032	$69,135

Adjusted earnings*	$4,656	$104
Adjusted earnings per common share* (diluted)	$0.18	$—
Weighted average common shares (diluted)	25,990	21,439

Net income (loss)	$4,397	$(47)
Net income (loss) per common share (basic)	$0.19	$—
Weighted average common shares (basic)	23,211	19,400

Net income per common share (diluted)	$0.17	$—
Weighted average common shares (diluted)	25,990	19,400

*	Adjusted earnings is income before restructuring costs, net of income taxes.

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MAPICS, Inc. Reports Second Quarter Earnings

April 29, 2004

MAPICS, Inc. and Subsidiaries

Adjusted Earnings Reconciliation

(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Income (loss) before income tax expense (benefit)	$3,245	$(2,326)	$6,870	$(78)
Add Back:
Restructuring costs	404	250	404	250

Adjusted earnings (loss) before income tax expense (benefit)	3,649	(2,076)	7,274	172
Income tax expense (benefit)	1,277	(764)	2,618	68
Effective Tax Rate	35.0%	36.8%	36.0%	39.5%

Adjusted earnings (loss)	$2,372	$(1,312)	$4,656	$104

Adjusted earnings (loss) per common shares (diluted)	$0.09	$(0.06)	$0.18	$—

Weighted average common shares (diluted)	26,054	20,435	25,990	21,439

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MAPICS, Inc. Reports Second Quarter Earnings

April 29, 2004

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Revenue:
License	$11,656	$10,318	$23,349	$18,788
Services	32,341	27,765	63,683	50,347

Total revenue	43,997	38,083	87,032	69,135

Operating expenses:
Cost of license revenue	4,385	4,552	9,382	8,199
Cost of services revenue	13,590	11,758	26,477	19,815
Selling and marketing	12,799	13,238	24,603	23,688
Product development	3,957	4,734	7,587	8,310
General and administrative	5,406	5,773	11,345	8,877
Restructuring costs	404	250	404	250

Total operating expenses	40,541	40,305	79,798	69,139

Income (loss) from operations	3,456	(2,222)	7,234	(4)

Interest income (expense), net	(211)	(104)	(364)	(74)

Income (loss) before income tax expense (benefit)	3,245	(2,326)	6,870	(78)
Income tax expense (benefit)	1,132	(863)	2,473	(31)

Net income (loss)	$2,113	$(1,463)	$4,397	$(47)

Net income (loss) per common share - BASIC	$0.09	$(0.07)	$0.19	$—

Weighted average number of common shares outstanding	23,424	20,435	23,211	19,400

Net income (loss) per common share - DILUTED	$0.08	$(0.07)	$0.17	$—

Weighted average number of common shares and common equivalent shares outstanding	26,054	20,435	25,990	19,400

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MAPICS, Inc. Reports Second Quarter Earnings

April 29, 2004

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2004	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,987	$21,360
Accounts receivable, net	35,981	40,745
Deferred royalties and commissions	13,992	14,673
Other current assets, net	8,250	13,352

Total current assets	83,210	90,130
Property and equipment, net	5,402	5,951
Computer software costs, net	29,592	29,231
Goodwill and other intangible assets, net	49,452	49,708
Other non-current assets, net	19,925	17,901

Total assets	$187,581	$192,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$38,100	$41,699
Current portion of debt	8,250	9,500
Restructuring reserve, current	1,453	4,272
Deferred license revenue	13,865	16,578
Deferred services revenue	58,612	58,751

Total current liabilities	120,280	130,800
Long term debt	6,000	9,500
Restructuring reserve, non-current	2,097	2,017
Other non-current liabilities	807	954

Total liabilities	129,184	143,271
Total shareholders’ equity	58,397	49,650

Total liabilities and shareholders’ equity	$187,581	$192,921

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MAPICS, Inc. Reports Second Quarter Earnings

April 29, 2004

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$2,113	$(1,463)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	672	671
Amortization	2,964	2,220
Provision for bad debts	596	1,281
Deferred income taxes	295	(1,617)
Other non-cash items, net	250	216
Changes in operating assets and liabilities:
Accounts receivable	(1,087)	4,472
Deferred royalties & commissions	(1,424)	1,745
Other assets, current & non-current	244	1,186
Restructuring reserve, current & non-current	(566)	146
Deferred license revenue	(548)	(1,809)
Deferred services revenue	5,302	547
Other liabilities, current & non-current	2,056	(623)

Net cash provided by (used for) operating activities	10,867	6,972

Cash flows from investing activities:
Purchases of property and equipment	(396)	(863)
Additions to computer software costs	(3,175)	(1,176)
Acquisition related costs	—	(2,024)

Net cash used for investing activities	(3,571)	(4,063)

Cash flows from financing activities:
Proceeds from stock options exercised	2,091	80
Proceeds from revolving credit facility	—	21,700
Principal repayments of long-term debt and revolving credit facility	(5,000)	(22,757)
Payment of debt issuance costs	(25)	(690)

Net cash provided by financing activities	(2,934)	(1,667)

Effect of exchange rate changes on cash	22	62

Net increase in cash and cash equivalents	4,384	1,304
Cash and cash equivalents at beginning of period	20,603	24,628

Cash and cash equivalents at end of period	$24,987	$25,932

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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MAPICS, Inc. Reports Second Quarter Earnings

April 29, 2004

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$4,397	$(47)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,368	1,214
Amortization	6,424	3,972
Provision for bad debts	1,300	1,447
Deferred income taxes	1,649	(1,474)
Other non-cash items, net	283	316
Changes in operating assets and liabilities:
Accounts receivable	3,678	7,764
Deferred royalties & commissions	732	2,433
Other assets, current & non-current	1,435	1,366
Restructuring reserve, current & non-current	(1,827)	(26)
Deferred license revenue	(2,792)	(1,755)
Deferred services revenue	(531)	(3,456)
Other liabilities, current & non-current	(5,509)	(2,250)

Net cash provided by operating activities	10,607	9,504

Cash flows from investing activities:
Purchases of property and equipment	(820)	(1,192)
Additions to computer software costs	(5,733)	(1,981)
Acquisitions, net of cash acquired	—	(2,677)

Net cash used for investing activities	(6,553)	(5,850)

Cash flows from financing activities:
Proceeds from stock options exercised	3,929	97
Proceeds from long-term debt and revolving credit facility	1,500	21,700
Principal repayments of long-term debt and revolving credit facility	(6,250)	(22,757)
Payment of debt issuance costs	(34)	(690)
Other financing activities, net	264	186

Net cash used for financing activities	(591)	(1,464)

Effect of exchange rate changes on cash	164	81

Net increase in cash and cash equivalents	3,627	2,271
Cash and cash equivalents at beginning of period	21,360	23,661

Cash and cash equivalents at end of period	$24,987	$25,932

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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